EMPLOYMENT AGREEMENT

     AGREEMENT entered into this 1st day of July, 1996, by and between Leak-X Environmental Corporation, a Delaware Corporation (the "Company"), with its principal place of business at 790 East Market Street, Suite 270, West Chester, Pennsylvania 19382 and William H. Gelles, Jr., 15 Stornowaye, Chappaqua, New York 10514 (the "Employee").

WITNESSETH:

     WHEREAS, the Employee is presently President of the Company and a member of the Company's Board of Directors and the Company previously employed the Employee;

     WHEREAS, the Company desires to retain the services of the Employee upon the terms and conditions contained herein;

     WHEREAS, the Company provides environmental consulting services and groundwater pollution control equipment and services that require technical and management specialization;

     WHEREAS, the compensation to be paid to the Employee by the Company is at least in part dependent upon profits that may accrue to the Company through its ownership and/or operation of inventions, including trade secrets and patents involving or relating to their business;

     WHEREAS, the Company is engaged in a highly competitive business; and

     WHEREAS, the Company must maintain its competitive position by protecting its inventions, trade secrets, patents, know-how, and proprietary information.

     NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein and for other good and valuable consideration by each of the parties, the parties hereby agree as follows:

     1.     Employment

     The Company hereby employs the Employee and the Employee hereby accepts employment upon the terms and conditions set forth herein.

     2.     Term

     The term of this Agreement shall commence on June 30, 1996 and conclude on December 31, 1998. Six months prior to the conclusion of the term hereunder, if the parties should desire for Employee to continue to work for the Company, a new agreement shall be negotiated at that time.

     3.     Services to be Rendered

     (a) During the term of this Agreement, the Employee shall serve the Company in a marketing capacity and shall perform such duties as are determined from time to time by the Company. The Employee shall devote a minimum of sixteen hours per week of his business time for the term of his employment exclusively to the business and affairs of the Company, and shall use his best efforts, skill and abilities to promote the Company's interests.

     (b) The precise services of the Employee may be extended or curtailed from time to time at the direction of the Company's Board of Directors. Expanded or extended services of the Employee shall not, in any event, result in less favorable conditions, terms, compensation or total understanding and intent than contained in this Agreement. The Employee has been elected to serve as the Chairman of the Company's Board of Directors until the Company's next annual meeting or until his successor is duly elected and qualified. The Company agrees to use its best efforts to have the Employee continue as Chairman of the Board of Directors of the Company during the term of this Agreement. The Employee shall be entitled to no additional compensation hereunder for his service as Chairman of the Company's Board of Directors.

     4.     Compensation

     For the services rendered hereunder, the Company shall pay and the Employee shall accept the following compensation:

     (a) From the commencement of the term hereof through December 31, 1996, the Employee shall receive a monthly salary of $6,250.00 per month.

     (b) From January 1, 1997 through December 31, 1998, the Employee shall receive a monthly salary of $4,166.67.

     (c) If during the term hereof, the Company declares and pays any discretionary bonuses to its senior executives, who are employed by the Company and/or its subsidiaries in accordance with employment agreements, the Employee shall be entitled to share, on a pro rata basis in proportion to Employee's salary hereunder, in such bonuses.

     (d) If during the term hereof, the Company or its subsidiaries achieve any gross sales less returns and discounts, determined on the cash basis of accounting ("Net Sales") during calendar years 1996, 1997 and 1998 as a result of direct introductions by Employee on and after the date hereof and through the end of the term hereof, the Company will pay a three percent (3%) commission to the Employee for any Net Sales made to the persons so introduced. To qualify as Net Sales, such sales must be made to a client that has been directly introduced by the Employee and that is not a client of the Company as of the date hereof or a person that has previously been solicited by the Company, unless the Company specifically requests the Employee to exert a sales effort toward a pre-existing client or to a previously solicited person. The Company shall make a good faith effort to keep the Employee apprised of the status of any introductions made to the Company by the Employee. In addition, the Company shall provide the Employee statements indicating Net Sales made and commissions due to the Employee as a result of introductions made by the Employee. The amount of any Net Sales attributable to the introductions of the Employee shall be determined by the Company's Chief Financial Officer.

     (e) The Employee's salary shall be payable subject to such deductions as are then required by law and such further deductions as may be agreed to by the Employee, in accordance with the Company's prevailing salary payroll practices.

     (f) In addition to the compensation set forth in Sections 4(a) and 4(b), the Employee is eligible to receive incentive stock options as determined by the Company's Board of Directors.

     5.     Expenses

     During the term of this Agreement, the Company shall, upon presentation of proper vouchers, reimburse the Employee for all reasonable expenses incurred by him directly in connection with his performance of services under this Agreement. Expenses in excess of $250.00 must be pre-approved by the Company before they are incurred.

     6.     Disability and Death

          If, during the term of this Agreement, the Employee becomes so disabled or incapacitated by reason of any physical or mental illness as to be unable to perform the services required of him pursuant to this Agreement for a continuous period of three (3) months, then this Agreement shall terminate at the end of such three (3) month period, provided that during such period, the Employee shall be paid the full salary, benefits, and expenses otherwise payable to him as set forth above, less the amount paid to the Employee from applicable disability insurance for the period of such illness or incapacity. This Agreement shall also terminate upon and as of the date of death of the Employee at any time during the term of this Agreement.

     7.     Covenants and Restrictions

          The Employee covenants that, except in carrying out his duties hereunder, during the term of his employment and for a period of two (2) years following the date of termination of employment hereunder (unless such longer period of time is specifically set forth herein):

          (a) Employee will not, directly or indirectly, participate or engage in, assist, render any services (including advisory services) to, become associated with, work for, serve (in any capacity whatsoever, including, without limitation, as an employee, consultant, advisor, agent, independent contractor, general partner, officer or director) or otherwise become in any way or manner connected with the ownership, management, operation, or control of, any business, firm, corporation, partnership or other entity (collectively referred to herein as a "Person") that engages in, or assists others in engaging in or conducting any business, which deals, directly or indirectly, in products or services competitive with the existing or future product lines or services of the Company in the United States provided, however, the above shall not be deemed to exclude Employee from (i) acting as director of a corporation for the benefit of the Company with the consent of the Company's Board of Directors, (ii) serving as an officer and employee of Paul's Electric, Inc. and Salomone Brothers of New York in order to permit those entities to make use of certain of the Employee's professional licenses and (iii) reviewing the accuracy of the apportionment of charges and expenses in connection with real estate leases on behalf of Gallant Consulting; provided, further, however, that the above shall not be deemed to prohibit Employee from owning or acquiring securities issued by any corporation which neither directly nor indirectly competes with the Company and whose securities are listed with a national securities exchange or are traded in the over-the-counter market, provided that Employee at no time owns, directly or indirectly, beneficially or otherwise, five percent (5%) or more of any class of any such corporation's outstanding capital stock. Such 5% restriction shall not apply to any partnership, corporation or other entity of which Employee is now an owner, investor, officer or director. In addition, Employee shall not serve as an officer or director of any corporation which competes directly or indirectly with the Company nor shall Employee own a majority interest in any entity which competes directly or indirectly with the Company.

          (b) Employee will not knowingly provide or solicit to provide to any Person or individual (i) any goods or services which are competitive, directly or indirectly, with those provided by the Company or which would be competitive with the goods or services that the Company has planned to provide, or (ii) any goods or services to any customer of the Company. The term "customer" shall mean any Person or individual to whom the Company has provided goods or services within the twenty-four (24) month period prior to the termination of Employee's employment hereunder. Notwithstanding anything herein to the contrary, with respect to this subsection (b), no limitation shall be imposed on Employee hereunder with respect to any goods and services that the Company has planned to provide and which are not actually being provided at the time of the termination of Employee's employment hereunder or which are not actually provided within eighteen (18) months following the termination of Employee's employment hereunder.

          (c) Employee agrees that he shall not divulge to others, nor shall he use to the detriment of the Company or in any business or process of manufacture competitive with or similar to any business or process of manufacture engaged in by the Company or any of its subsidiary or affiliated companies, at any time during his employment with the Company or thereafter, any confidential or trade secret information obtained by him during the course of his employment with the Company relating to sales, salesmen, sales volume or strategy, customers, formulas, processes, methods, machines, manufactures, compositions, ideas, improvements or inventions belonging to or relating to the business of the Company or its subsidiaries or affiliated companies.

          (d) Employee will neither solicit, hire or seek to solicit or hire any of the personnel of the Company in any capacity whatsoever nor shall Employee induce or attempt to induce any of the personnel of the Company to leave the employ of the Company to work for Employee or otherwise.

          (e) Employee acknowledges that his breach of any of the restrictive covenants contained in this Section 7 may cause irreparable damage to the Company for which remedies at law would be inadequate. Accordingly, if Employee breaches or threatens to breach any of the provisions of this Section 7, the Company shall be entitled to appropriate injunctive relief, including, without limitation, preliminary and permanent injunctions, in any court of competent jurisdiction, restraining Employee from taking any action prohibited hereby. This remedy shall be in addition to all other remedies available to the Company at law or equity. If any portion of this Section 7 is adjudicated to be invalid or unenforceable, this Section 7 shall be deemed amended to delete therefrom the portion so adjudicated, such deletion to apply only with respect to the operation of this Section 7 in the jurisdiction in which such adjudication is made.

     8.     Proprietary Property

          (a) The Employee agrees that any and all inventions or improvements as well as any and all ideas, creations, know-how and methods of applying and putting into practice any inventions or improvements (all of the foregoing being hereinafter called "Proprietary Property" and being more fully defined in subparagraph (b) below) that are created, developed, conceived of or discovered either (i) by the Employee (solely or jointly with others) either in the course of his employment, on the Company's time, with the Company's materials or facilities, relating to any subject matter with which his work for the Company is or may be concerned, or relating to any business in which the Company, or any of its subsidiaries or affiliated companies is involved, or (ii) by or for the Company, or (iii) by any independent individual or Person and thereafter acquired by the Company, and which are within the Employee's knowledge or possession in the case of (i) above or that come into the Employee's knowledge or possession during and in the course of the Employee's employment hereunder in the case of (ii) or (iii) above, shall be, if created, developed, conceived of or discovered by the Employee, promptly disclosed to the Company, or shall be, if otherwise developed or acquired by the Company, received by the Employee as an employee of the Company and not in any way for his own benefit. Employee shall neither have nor obtain any right, title or interest in or to such Proprietary Property unless and until the Company shall expressly and in writing waive the rights that either has therein and thereto under the provisions of this sentence. With respect to any and all Proprietary Property that is invented, created, written, developed, furnished or produced by the Employee, or suggested by the Employee to the Company during the term of the Employee's employment under this Agreement, Employee does hereby agree that all such Proprietary Property shall be the exclusive property of the Company, and that the Employee shall neither have nor retain any right, title or interest, of any kind therein and thereto or in and to any results or proceeds therefrom. At any time, whether during or after the term of this Agreement, the Employee will, upon the request and at the expense of the Company (A) obtain patents or copyrights on, or (B) permit the Company to patent or copyright, any such Proprietary Property, whichever (A) or (B) is appropriate, and/or (C) execute, acknowledge and deliver any and all assignments, instruments of transfer, or other documents, that the Company deems necessary or appropriate to transfer to and vest in the Company all right, title and interest in and to such Proprietary Property and to evidence the Company's ownership of such Proprietary Property, including, without limitation, taking all steps necessary to enable the Company to publish or protect said Proprietary Property by patents or otherwise in any and all countries and to render all such assistance as the Company may require in any patent office proceeding or litigation involving said Proprietary Property. The Employee shall not, without limitation as to time or place, use any Proprietary Property except on the business of the Company during or after his period of employment, nor disclose the same to any other Person or individual except for disclosure on the business of the Company or as may be required by law.

          (b) As used in this Agreement, "Proprietary Property" means proprietary technical information not generally known in the Company's industry and which is disclosed to Employee or known or developed by Employee as a consequence of or through his employment with the Company.

          (c) During or subsequent to the Employee's employment by the Company, Employee will never, directly or indirectly, lecture upon, publish articles concerning, use, disseminate, disclose, sell or offer for sale any Proprietary Property without the prior written permission of the Company.

     9.     Prior Agreements

     Employee represents that he is not now under any written agreement, nor has he previously, at any time, entered into any written agreement with any person, firm or corporation, which would or could in any manner preclude or prevent him from giving freely and the Company receiving the exclusive benefit of his services.

     10.     Termination Provisions

          (a) In addition to, and not in lieu of, the termination provisions set forth in Section 6 hereof, the employment of the Employee hereunder may be terminated by the Company prior to the termination date of the term of this Agreement in the event that the Employee is guilty of (i) reckless disregard in the performance of his duties as set forth in Section 3 herein, or (ii) willful misfeasance, or (iii) any act of dishonesty by the Employee with respect to the Company. Termination of the Employee's employment by the Company for either willful misfeasance or reckless disregard of his duties to the Company hereunder shall constitute, and is referred to elsewhere herein, as termination for "Cause". Such termination of the Employee's employment hereunder for Cause shall be effective immediately upon delivery of written notice to the Employee setting forth the reason or reasons for such termination. Upon the termination of this Agreement in accordance with this
Section 10, the Company shall not be obligated to make any further payments hereunder to the Employee.

          (b) The Employee may terminate this Agreement at any time upon thirty (30) days written notice to the Company. Upon any termination in accordance with this Section 10 (b), the Company shall not be required to pay any compensation to the Employee following the date of termination, unless such compensation had been accrued prior to termination and had not been paid as of such date.

     11.     Miscellaneous

          (a) This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and upon the Employee, his heirs, executors, administrators, legatees and legal representatives.

          (b) Should any part of this Agreement, for any reason whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any portion which may for any reason be declared invalid.

          (c) This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and performed in such State without application to the principles of conflicts of laws.

          (d) This Agreement and all rights hereunder are personal to the Employee and shall not be assignable, and any purported assignment in violation thereof shall be null and void. Any person, firm or corporation succeeding to the business of the Company by merger, consolidation, purchase of assets or otherwise, shall assume by contract or operation of law the obligations of the Company hereunder; provided, however, that the Company shall, notwithstanding such assumption and/or assignment, remain liable and responsible for the fulfillment of the terms and conditions of the Agreement on the part of the Company.

          (e) This Agreement constitutes the entire agreement between the parties hereto with respect to the terms and conditions of the Employee's employment by the Company, as distinguished from any other contractual arrangements between the parties pertaining to or arising out of their relationship, and this Agreement supersedes and renders null and void any and all other prior oral or written agreements, understandings, or commitments pertaining to the Employee's employment by the Company. No variation hereof shall be deemed valid unless in writing and signed by the parties hereto, and no discharge of the terms hereof shall be deemed valid unless by full performance by the parties hereto or by a writing signed by the parties hereto. No waiver by either party of any provision or condition of this Agreement by him or it to be performed shall be deemed a waiver of similar or dissimilar provisions and conditions at the same time or any prior or subsequent time.

          (f) Any notice, statement, report, request or demand required or permitted to be given by this Agreement shall be in writing, and shall be sufficient if delivered in person or if addressed and sent by certified mail, return receipt requested, to the parties at the addresses set forth above, or at such other place that either party may designate by notice in the foregoing manner to the other.

           (g) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or any condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

          (h) The heading of the paragraphs herein are inserted for convenience and shall not affect any interpretation of this Agreement.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


                    LEAK-X ENVIRONMENTAL CORPORATION


                    By:    /s/ Joyce A. Rizzo
                               Joyce A. Rizzo



                           /s/ William H. Gelles, Jr.
                               William H. Gelles, Jr.